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                                                                    EXHIBIT 99.2

(RP(R) FINANCIAL, LC. LOGO)

                                         January 24, 2006

Mr. William M. Pierce, Jr.
President and Chief Executive Officer
Monadnock Community Bancorp, Inc.
1 Jaffery Road
Peterborough, New Hampshire 03458

Dear Mr. Pierce:

      This letter sets forth the agreement between Monadnock Community Bancorp, Inc. ("Bancorp"), the majority owned subsidiary of Monadnock Mutual Holding Company, Peterborough, New Hampshire (the "MHC"), and RP(R) Financial, LC. ("RP Financial"), whereby Bancorp has engaged RP Financial to prepare the written business plan document and three year financial projections reflecting the pro forma impact of the second step mutual-to-stock conversion of the MHC to a 100% publicly-held company and the post-conversion activities, organization and financial targets of Bancorp, and its wholly-owned subsidiary, Monadnock Community Bank. These services are described in greater detail below, and will be directed by the undersigned.

DESCRIPTION OF PROPOSED SERVICES

      In this regard, RP Financial's planning services will be comprised of: (1) evaluating Bancorp's current financial and operating condition, current business strategies and anticipated future strategies on a pro forma basis; (2) quantifying the impact of Bancorp's anticipated business strategies, incorporating the use of offering proceeds, both at the holding company and subsidiary levels; (3) preparing detailed financial projections on a quarterly basis for a period of at least three fiscal years after the anticipated completion of the second step conversion, to reflect the impact of anticipated business strategies and the use of offering proceeds; (4) preparing the written business plan document which conforms with applicable regulatory guidelines, including a description of the use of offering proceeds and how the convenience and needs of the community will be addressed; and (5) preparing the detailed financial schedules of the capitalization and inter-company cash flows over the projection period. The financial projections will reflection subsidiary, holding company and consolidated levels.

      The principal sections of the business plan, consistent with the regulatory requirements, will include: Executive Summary; Description of Business; Marketing Plan; Management Plan; Records, Systems and Controls; Financial Management Plan; Monitoring and Revising the Plan; and Alternative Business Strategy. The financial projections will be prepared on a quarterly basis.

      RP Financial will prepare the business plan for Board approval in advance of filing the plan with the regulators. In accordance with regulations, this filing will precede the filing of the second step conversion application. In addition, RP Financial will provide related assistance to the Board and management in advance of Bancorp's meeting with the regulators to review the business plan.

WASHINGTON HEADQUARTERS
Rosslyn Center                                           Direct:  (703) 647-6543
1700 North Moore Street, Suite 2210                   Telephone:  (703) 528-1700
Arlington, VA  22209                                    Fax No.:  (703) 528-1788
E-Mail:  rriggins@rpfinancial.com                 Toll-Free No.:  (866) 723-0594

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Mr William M. Pierce, Jr.
January 24, 2006
Page 2

FEE STRUCTURE AND PAYMENT SCHEDULE

      Bancorp agrees to compensate RP Financial for preparation of the business plan on a fixed fee basis of $25,000, payable as follows: $5,000 upon execution of this engagement letter; and, $20,000 payable upon delivery of the completed plan. In the event that an update to the plan is required by the regulators as a condition to gaining regulatory approval of the business plan, Bancorp will pay RP Financial a $5,000 fee per update to the plan. Payment of the business plan update fee shall be made upon delivery of the completed business plan update.

      Bancorp also agrees to reimburse RP Financial for those direct out-of-pocket expenses necessary and incidental to providing the business planning services. Reimbursable expenses will likely include travel, shipping, telephone/facsimile, printing, computer and data services, and shall be paid to RP Financial as incurred and billed. RP Financial will agree to limit reimbursable expenses to $7,500, subject to written authorization from Bancorp to exceed such level.

      In the event Bancorp shall, for any reason, discontinue this planning engagement prior to delivery of the completed business plan and payment of the progress payment fee, Bancorp agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the fixed fees described above, plus reimbursable expenses incurred. RP Financial's standard hourly billing rates range from $300 for managing directors to $75 for research associates.

      If during the course of the planning engagement, unforeseen events occur so as to materially change the nature or the work content of the business planning services described in this contract, the terms of said contract shall be subject to renegotiation by Bancorp and RP Financial. Such unforeseen events may include changes in regulatory requirements as it specifically relates to Bancorp or potential transactions that will dramatically impact Bancorp, such as a pending acquisition or branch transaction.

      Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, along with the initial retainer fee of $5,000.

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                                                   Sincerely,

                                                   /s/ Ronald S. Riggins
                                                   Ronald S. Riggins
                                                   President and Managing Director

Agreed To and Accepted By:                         /s/ William M. Pierce, Jr.
                                                   ------------------------------------
                                                   William M. Pierce, Jr.
                                                   President and Chief Executive Officer

Upon Authorization by the Board of Directors For:  Monadnock Community Bancorp, Inc.,
                                                   subsidiary of Monadnock Mutual Holding Company,
                                                   Peterborough, NH

Date Executed: February 1, 2006
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